August 22, 2005

Re: Recent Tender Offer From Sutter Capital Management

Dear Wells Fund III Class A Investor:

We recently became aware that Sutter Capital Management, LLC, through its affiliates, Sutter Opportunity Fund 3, LLC and Sutter Opportunity Fund 3 Tax Exempt, LLC ("Sutter"), has offered to purchase Class A units in Wells Real Estate Fund III, L.P. ("Wells Fund III") for $0.21 per Class A unit through a tender offer letter dated August 3, 2005.

Please understand that the General Partners neither authorize nor support Sutter's tender offer. In fact, we recommend that you not accept Sutter's tender offer. As your General Partners, we do encourage you to consider all relevant facts related to any tender offer and consult your own professional advisors so that you may make an informed investment decision.

Again, we recommend that you not accept Sutter's tender offer because Sutter has failed, in our view, to adequately disclose substantial information required under applicable SEC guidelines to protect investors, including, among others, the following information:

  Sutter failed to clearly disclose how it arrived at the tender offer price;
  Sutter failed to disclose the latest price at which Class A units in Wells Fund III sold on the secondary market, including the date of sale;
  Sutter failed to include clear and concise risk factors in its tender offer;
  Sutter failed to disclose proper information about the core operations of Wells Fund III;
  Sutter failed to include adequate financial information regarding Wells Fund III; and
  Sutter failed to completely and accurately disclose the identity of the Sutter entities, including the identity of their control persons and promoters.

As you can see, it is our belief that Sutter was deficient in many material ways in making the disclosures required under the applicable SEC guidelines in its tender offer to you. In addition, Sutter failed to disclose any authorized method by which it obtained your identity for purposes of this solicitation. Further, Sutter's "Assignment Form" included with the tender offer contains many qualifications and contingencies that you should carefully read before you make any decisions related to the sale of your units. If you are in a position in which you feel that you must sell your units at this time, we would be happy to assist you by providing you with a list of secondary-market vendors along with their toll-free numbers. Please be aware, however, that these secondary markets may offer substantially discounted prices. Of course, any request for a transfer of limited partnership units will be honored as long as SEC rules and regulations are followed and the transfer is in compliance with the Wells Fund III Partnership Agreement.

You should also note that Sutter was incorrect when it stated that we have not published a general partner value for your units, as you will note from the following information.

In order to facilitate your review and consideration of this offer, the following is an excerpt from the Form 10-K for Wells Fund III for 2004, outlining estimated valuations used for ERISA and IRA reporting purposes as of December 31, 2004:

Because fiduciaries of retirement plans subject to ERISA and IRA custodians are required to determine and report the value of the assets held in their respective plans on an annual basis, the General Partners are required under the partnership agreement to report estimated unit values each year in the Partnership's annual Form 10-K. The methodology to be utilized for determining such estimated unit values under the partnership agreement requires the General Partners to estimate the amount a unit holder would receive if the Partnership's properties were sold at their estimated fair market values as of the end of the Partnership's fiscal year and the proceeds therefrom (without reduction for selling expenses) were distributed to the limited partners in liquidation. Utilizing this methodology and based upon market conditions existing in early December 2004, the General Partners have estimated unit valuations, based upon their estimates of property values as of December 31, 2004, to be approximately $0.39 per Class A Unit and $0.33 per Class B Unit, based upon market conditions existing in early December 2004. In connection with the estimated property valuations, the General Partners obtained an opinion from The David L. Beal Company, an independent MAI appraiser, to the effect that such estimates of value were deemed reasonable and were prepared in accordance with appropriate methods for valuing real estate; however, due to the inordinate expense involved in obtaining appraisals for all of the Partnership's properties, no actual appraisals were obtained. Accordingly, these estimates should not be viewed as an accurate reflection of the values of the limited partners' units, what a limited partner might be able to sell his units for, or the fair market value of the Partnership's properties, nor do they represent the amount of net proceeds limited partners would receive if the Partnership's properties were sold and the proceeds distributed in a liquidation of the Partnership. The valuations performed by the General Partners are estimates only, and are based on a number of assumptions which may not be accurate or complete. For example, these estimated valuations assumed, and are applicable only to, limited partners who purchased their units in the Partnership's original offering and have made no conversion elections under the partnership agreement. In addition, property values are subject to change and could decline in the future. Further, as set forth above, no appraisals have or will be obtained. For these reasons, the estimated unit valuations set forth above should not be used by or relied upon by investors, other than fiduciaries of retirement plans and IRA custodians for limited ERISA and IRA reporting purposes, as any indication of the fair market value of their units.

You should note that the estimated valuations used for ERISA and IRA reporting purposes above do not take into consideration (i) the approximately $0.03 per Class A unit distribution made in May 2005, and (ii) the approximately $0.18 per Class A unit distribution anticipated to be made in fourth quarter 2005. Accordingly, in considering the potential value of your Class A units, the estimated valuations used for ERISA and IRA reporting purposes above should be reduced by some amount which takes into consideration these distributions; however, please be advised that according to the terms of Sutter's offer, the amount paid to you by Sutter for each Class A unit will be reduced by any distribution paid after the August 3, 2005 offer date, which would include the foregoing fourth quarter 2005 net sale proceeds distribution.

Again, we recommend that you not accept Sutter's tender offer. Although Wells Management Company, Inc., an affiliate of the General Partners, continues to receive property management and leasing fees in connection with the remaining properties owned by Wells Fund III, your decision on whether or not to transfer your units will have no direct financial impact on the General Partners or their affiliates.

You may contact us with any questions at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). Or you may send an e-mail to clientservices@wellsref.com.

We hope this information is helpful to you, and thank you for trusting us to handle your real estate investment needs.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative